Exhibit 99.1
NEWS RELEASE
Visteon Completes Reorganization and Emerges from Chapter 11 with Significantly Improved Capital
Global automotive supplier positioned for growth with strong product lines and global footprint
VAN BUREN TOWNSHIP, MICH., Oct. 1, 2010 — Visteon Corporation announced today it has completed its reorganization and emerged from the U.S. Chapter 11 process. With its significantly improved capital structure, the company is well-positioned for profitable and sustainable growth.
Visteon completed all conditions of its plan of reorganization, which was confirmed by the U.S. Bankruptcy Court on Aug. 31 after overwhelming approval by all creditor and shareholder classes. Visteon emerged with a stronger balance sheet and about $2.1 billion less consolidated debt than when the company and certain of its affiliates voluntarily filed for Chapter 11 in the U.S. on May 28, 2009.
“Today marks a new beginning for Visteon, an opportunity to truly capitalize on the many operational and financial improvements achieved before and during the reorganization process,” said Donald J. Stebbins, who continues as chairman, chief executive officer and president. “I thank our employees who worked tirelessly throughout our reorganization. Additionally, I am extremely grateful to our customers, suppliers, secured lenders, bondholders and many others for their support throughout this difficult process.”
Visteon improved its capital and cost structure significantly during the Chapter 11 process, reducing consolidated debt from approximately $2.7 billion at the time of the filing to about $600 million today — a level that allows Visteon to be very competitive in the Tier 1 automotive supplier industry.
“The new Visteon is focused on four strong product lines — climate, electronics, interiors and lighting,” Stebbins said. “We have an outstanding global manufacturing and engineering footprint, with particular strength in the fast-growing markets in Asia, Eastern Europe and Brazil. We have an experienced and talented employee base, complemented by strong joint venture partners and strategic alliances that provide a competitive advantage in the key automotive markets of the world.”
Court filings, including Visteon’s plan of reorganization and related disclosure statement, are available at www.kccllc.net/visteon.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,000 people. Learn more at www.visteon.com.

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Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	the potential adverse impact of the Chapter 11 proceedings on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings;

•	our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceed-proceedings and to fund a plan of reorganization and thereafter, including obtaining sufficient “exit” financing; maintaining normal terms with our vendors and service providers during the Chapter 11 proceedings and complying with the covenants and other terms of our financing agreements;

•	our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to consummate all of the transactions contemplated by our plan of reorganization or upon which consummation of such plans may be conditioned;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;

•	new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates;

•	general economic conditions, including changes in interest rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009).
The value of our various pre-petition liabilities, common stock and/or other securities is highly speculative and may be limited as set forth in our plan of reorganization. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

Contacts:
Media:
North America
Jim Fisher
734-710-5557
jfishe89@visteon.com
Asia-Pacific
Annouk Ruffo Leduc
+86-21-6192 9824
aruffole@visteon.com
Europe
Jonna Christensen
+44-1245-395-038
jchris18@visteon.com
South America
Alessandra Silva
+55-11-2678-7820
asilva49@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com